CODE OF ETHICS

Preamble

This Code of Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for employees, officers, directors and consultants that render material activities on behalf of the Company and its subsidiaries, including the Company's principal executive officer and its senior financial officers (principal financial officer and controller or principal accounting officer, or persons performing similar functions). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact the President or any other director of the Company.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company requires that all employees, officers, directors and consultants comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its employees, officers, directors or consultants, it is your responsibility to promptly report the matter to your supervisor or the President of the Company. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, provincial, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers, directors and consultants shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee because he or she in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

CONFLICTS OF INTEREST

Directors may perform services as a consultant, employee, officer, director or advisor for a competitor of the Company, such director must either

(i)

acknowledge that a matter giving rise to a conflict of interest exists and refrain from participating in discussions and decisions relating to such matter or

(ii)

disclose the nature and extent of such relationship and the particular matter to the Company’s Board of Directors, together with sufficient facts and circumstances necessary for the Company’s Board of Directors to determine if there is a conflict of interest.

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the President of the Company, or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

INSIDER TRADING

Employees, officers, directors and consultants who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company is adopting a specific policy governing trading in securities. This policy is being distributed to all employees, officers and directors and is otherwise available from the Assistant Corporate Secretary of the Company.

CONFIDENTIALITY

Employees, officers, directors and consultants must maintain the confidentiality of information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. In the event you have executed a confidentiality agreement with the Company, such agreement imposes specific obligations and restrictions on you and such obligations shall govern to the extent they are, in any way, contrary to the terms of this Code.

Third parties may ask you for information concerning the Company. Employees, officers, directors and consultants (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

You also must abide by any lawful obligations that you have to any former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Keeping the best interests of the Company in mind, employees, officers, directors and consultants should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself opportunities that are discovered through your position with the Company or the use of property or information of the Company.

GIFTS AND GRATUITIES

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount, and not given in consideration or expectation of any action by the recipient.

Employees, officers, directors and consultants must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items that do not nor could reasonably be expected to affect the recipient’s judgment or actions on behalf of the Company. Any gifts that are not of nominal value should be reported to the recipient’s supervisor and, if deemed prudent by the supervisor, returned to the donor.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers, directors and consultants should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Employees, officers, directors and consultants must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting principles and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation (other than de minimis amounts).

It is the policy of the company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Canadian and United States Securities Commissions and in other public communications.

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to either: the President of the Company or directly to any member of the Audit Committee of the Board of Directors. All such concerns and complaints of a material nature will be forwarded by the President to the Audit Committee of the Board of Directors. In any event, a complete record of all complaints will be provided to the Audit Committee each fiscal quarter.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern (unless the employee is found to have knowingly and willfully made a false report).

WHISTLE BLOWER

WHEREAS Multilateral Instrument 52-110 at Section 2.3(7) provides:

An Audit Committee must establish procedures for (a) the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

IT WAS RESOLVED THAT:

The Committee establishes the following procedure:

1.

The Chairman shall arrange to have an email address (the email address) at which address the Committee shall receive complaints (Complaints) regarding accounting, internal accounting controls or auditing matters and submissions (Submissions) of a confidential nature or otherwise which may be made anonymously or otherwise in respect to questionable accounting or auditing matters.

2.

The Chairman shall cause the email address and its purposes to be set out on the Sedar website, and in the Companys information circular together with a description as to the purpose of such disclosure.

3.

Upon receipt of either Complaints or Submissions, the Chairman shall cause the details of the Complaint or Submission to be placed in the Minutes of the next meeting of the Audit Committee together with the steps to be undertaken to investigate the Complaint or Submission, including the designation of a specific member of the Committee who will be instructed to report back to the Committee the results of his or her investigation.

4.

Upon approval of this resolution, all employees of the Company shall receive a copy of this resolution together with the email address. Upon the employment of any new employee, he or she will receive a copy of the resolution together with that email address.

5.

Following the investigation of a Complaint or Submission, the Committee shall place in the Minutes of the Audit Committee the steps taken to rectify the matters raised by the Complaints or Submission.

WAIVERS OF THIS CODE OF CONDUCT AND ETHICS

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee, officer or consultant who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the

President of the Company must be obtained. The Corporate Secretary shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer, senior financial officer or director who seeks an exception to any of these policies should contact the President of the Company. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be publicly disclosed as required by law or stock market regulation.

REPORTING AND COMPLIANCE PROCEDURES

Every employee, officer, director and consultant has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the President of the Company, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the President of the Company.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any person who has violated this Code. In the event that the alleged violation involves an executive officer, senior financial officer or a director, the President and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer, senior financial officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge for cause and restitution or termination of the consultant arrangement. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulating authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge for cause.

DISSEMINATION AND AMENDMENT

This Code shall be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has and will comply with its terms. This Code shall also be distributed to each consultant that the Company engages for any material activities on behalf of the Company and such consultant shall certify that he or she has received, read and understood the Code and has and will comply with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company's at-will employment policy.

Approved by the Board of Directors of the Company on June 1, 2005

CERTIFICATION

I,

do hereby certify that:

(Print Name Above)

1.

I have received and carefully read the Code of Conduct and Ethics of the Company.

2.

I have had ample opportunity to ask questions and seek clarification with respect to the Code of Conduct and Ethics of the Company.

3.

I understand the Code of Conduct and Ethics of the Comp any.

4.

I have complied and will continue to comply with the terms of the Code of Conduct and Ethics of the Company.

Date:
(Signature)

EACH EMPLOYEE, OFFICER, DIRECTOR AND MATERIAL CONSULTANT IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE CHIEF FINANCIAL OFFICER WITHIN 10 DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.